Exhibit 99.1

Trading Under the Symbol: ISDR

Transcript of

Sachem Capital

Fourth Quarter 2018 Business Update Call

April 2, 2019

Participants

David Waldman - IR, Crescendo Communications

John Villano - Chairman, Co-CEO, CFO and Secretary

Analysts

Mark Delott - Delott & Associates International

Jim Altschul - Aviation Advisory Service

Ethan Brown - Cox Capital Management

Presentation

Operator

Greetings, and welcome to the Sachem Capital Fourth Quarter 2018 Business Update Call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. [Operator instructions]. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. David Waldman with Crescendo Communications. Thank you. You may begin.

David Waldman - IR, Crescendo Communications

Good morning, and thank you for joining Sachem Capital Corp’s 2018 Year-end Business Update Conference Call. On the call with us today is John Villano CPA, Co-Chief Executive Officer and Chief Financial Officer of Sachem Capital.

The company issued a press release yesterday containing 2018 year-end financial results, which is also posted on the company’s website. In addition, the company filed its 2018 Annual Report on Form 10-K with the U.S. Securities and Exchange Commission on March 29th, which can also be accessed on the company’s website as well as the SEC’s website at www.sec.gov. If you have any questions after the call or would like any additional information about the company, please contact Crescendo Communications at 212-671-1021.

Before Mr. Villano reviews the company’s operating results for year-end 2018 and the company’s financial condition at December 31, 2018, we would like to remind everyone that this conference call may contain forward-looking statements. All statements other than statements of historical facts contained in this conference call, including statements regarding our future results of operation and financial position, strategy and plans, and our expectations for future operations are forward-looking statements. The words anticipate, estimate, expect, project, plan, seek, intend, believe, may, might, will, should, could, likely, continue, design, and the negative of such terms and other words and terms of similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on the company’s current expectations and projections about future events and trends that it believes may affect its financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs.

Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter 2018 Business Update Call April 2, 2019

These forward-looking statements are subject to several risks, uncertainties and assumptions as described in the company’s Annual Report on Form 10-K for 2018 filed with the U.S. Securities and Exchange Commission on March 29, 2019. Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this conference call may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, level of activity, performance or achievements. In addition, neither the company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements.

The company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the company are expressly qualified in their entirety by these cautionary statements, as well as others made in this conference call. You should evaluate all forward-looking statements made by the company in the context of these risks and uncertainties.

With that out of the way, I’ll now turn the call over to John Villano. Please go ahead, John.

John Villano - Chairman, Co-CEO, CFO and Secretary

Thank you, David, and thanks to everyone for joining us today. I am pleased to report that Sachem finished the year strong and we continue to deliver positive top and bottom line results.

Total revenues and net income for the year ended December 31, 2018 were approximately $11.7 million and $7.8 million, reflecting 67% and 60% increases respectively versus the year ended December 31, 2017. Net income per share for 2018 was $0.50 compared to $0.38 for ‘17, a 32% increase. This increase reflects our continued ability to put capital to work in a profitable and accretive manner.

We had a strong first half of 2018, which was somewhat tempered in the second half of the year due to constraints on capital. Nevertheless, we believe 2019 will be another solid year based on our current backlog and ongoing requests for funding. We will continue to be selective among the numerous opportunities available to us.

In the meantime, we believe there are five key factors to our continued success: First, disciplined underwriting; second, extensive due diligence including borrower background analysis; third, flexibility in structuring loans to suit the needs of our borrowers; fourth, borrower activity is monitored throughout the loan term; and finally, we portfolio all our loans thereby maintaining a strong relationship with our borrower.

As a result of our continuing operational success, in January we paid a dividend of $0.17 a share bringing the total dividends paid with respect to 2018 to approximately $7.3 million. This represents approximately 95% of our 2018 net income. This high dividend payout reflects not only our strong fiscal year 2018 performance, but also our commitment to providing investors attractive risk-adjusted returns.

As of December 31, 2018, our balance sheet contains relatively low levels of leverage compared to our peers. Mortgages receivable at December 31, 2018 were approximately $78.9 million, an increase of approximately 24.7% from December 31, 2017. Total assets at December 31, 2018 were approximately $86 million, an increase of approximately 27.4% from December 31, 2017. We ended the quarter with over $52.8 million in shareholders’ equity.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter 2018 Business Update Call April 2, 2019

With that as a background, I’m going to give a little more detail on our 2018 yearend performance and then provide some more color on our strategy and outlook.

For the year ended 2018 total revenues were approximately $11.7 million compared to approximately $7 million for the year ended 2017. This represents an increase of $4.7 million or 67%. This increase in revenue reflects strong originations and an overall increase in our lending operations. At the end of the year, our loan portfolio included 403 loans, an approximate 20% increase compared to the end of December 2017.

The increase in revenue was spread across every line item. Interest income from mortgage loans was approximately $9 million compared to approximately $5.4 million for 2017, an increase of approximately 64.8%.

Origination fees for 2018 were approximately $1.4 million compared to approximately $802,000 in 2017. Income from late fees, processing fees and other fees increased by approximately $66,000. And finally, other income, which includes in-house legal fees, income on borrower charges, loan modification fees and other income which includes expedite fees increased by approximately $415,000.

Total operating costs and expenses for the year ended ‘18 were approximately $3.9 million compared to approximately $2.1 million in 2017. The increase in operating costs and expenses was due to the growth of our loan portfolio and an increase in lending operations as we took on more debt to fund more loans. Interest and amortization of deferred financing costs increased by approximately $1 million in 2018 to approximately $1.7 million.

Another operating expense that increased was compensation including stock-based compensation and related costs, approximately $1.2 million in 2018 compared to $689,000 in 2017. As noted in our 10-K, this increase was due to an increase in the number of employees, as well as adjustments to the compensation payable to our employees including management, as well as stock-based compensation for our independent board members. We will continue to build the infrastructure necessary to grow and service our portfolio and expand operations.

Net income for 2018 was $7.8 million compared to $4.9 million for 2017. This represents a 60% increase. Basic and diluted net income per weighted average common share outstanding for 2018 was $0.50 compared to $0.38 for 2017.

Turning now to our balance sheet, as of December 31, 2018 total assets were approximately $86 million compared to approximately $67.5 million as of December 31, 2017. Our loan portfolio was approximately $78.9 million compared to approximately $63.3 million as of December 31, 2017. Interest and fees receivable from borrowers were approximately $1.4 million compared to approximately $645,000 at December 31, 2017.

Real estate owned increased to $2.9 million from $1.2 million as of December 31, ‘18 compared to December 31, 2017. Of the $2.9 million of real estate owned approximately $900,000 is classified as real estate held for rental and $2.2 million as real estate held for sale. Of the nine properties held for sale at December 31, 2018, two have since been sold and the other seven are being actively marketed. Total liabilities were approximately $33.2 million, including approximately $27.2 million outstanding on our Webster credit facility compared to total liabilities of approximately $12.9 million as of December 31, 2017.

And finally, shareholders’ equity was approximately $52.8 million compared to approximately $54.6 million as of December 31, 2017. The decrease of approximately $1.8 million of which approximately $1.7 million was reflected as a decrease in retained earnings and the balance, approximately $100,000, was reflected as a decrease in paid-in capital. The decrease reflects the dividend paid in February of 2018 which was attributable to 2017 income.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter 2018 Business Update Call April 2, 2019

Turning back to our operations, as a non-bank real estate lender, we have much more flexibility than traditional lenders to structure loans to suit the needs of our borrowers and those of a changing market environment. We have maintained strict underwriting criteria and conduct extensive due diligence to ensure that our loans are of the highest quality and well secured by collateral and personal guarantees.

During 2018, interest rates moved higher, are now considered neutral and we suspect they will rise long-term. In fact, rising interest rates are a positive for Sachem, as investors find it more difficult to meet the underwriting requirements of banks and other traditional lending sources. In addition, as banks and other traditional lenders have raised their rates we have not raised our rates, which makes our products more competitive.

That said, we have seen some softening in the local Connecticut real estate market. Specifically, we’ve seen a decline in residential property values and the time from listing to sale has lengthened. As an asset-based lender, we focus on the collateral package as opposed to a residential versus commercial distinction. In 2018, commercial loans accounted for 24% of our loan portfolio versus 20% in 2017.

Despite the softness in the residential market, we continue to be highly selective among the numerous opportunities available to us. Overall, we continue to see strong demand for our loan products. Our biggest challenge right now is we are nearing our borrowing limit with Webster Bank. As I mentioned earlier, we are starting to look for alternative financing transactions that will increase our available working capital. As of now, we have no commitments for a financing transaction other than our at-the-market offering.

Starting in the first quarter of 2019, we started selling common shares directly into the market pursuant to a prospectus supplement that we filed in November of 2018 with our S-3 registration statement. To date, we have sold approximately 537,000 shares, raising approximately $2.3 million in the aggregate. This has given us the ability to originate and fund loans that we otherwise would have to forgo.

One of the major advantages of these sales is that our only cost is the brokerage fee. There are no discounts, warrants or other mechanisms that provide preference over other common shareholders. In addition under our credit agreement with Webster, we have the right to separately finance the loans in our portfolio that are secured by commercial properties. Currently these loans have an aggregate principal balance of approximately $9.2 million.

To wrap up, our lending platform is solid and sustainable. The demand for our loan products and services in the markets we already service continues to be strong, especially loans under $500,000, as traditional lenders are unable to satisfy demand. In addition, we believe our vertically integrated loan origination platform and increased flexibility to structure loans to suit the needs of our borrowers provides us with a distinct market advantage.

Even though the long-term robust trend in real estate has slowed, we intend to continue our conservative lending practices and adjust our lending criteria and financing strategies to appropriately address future trends in the real estate and capital markets. Overall, we are very encouraged by the outlook for the business and remain fully committed to our goal of providing investors attractive risk-adjusted returns.

I would like to thank everyone for joining our call today. At this point, I would like to open the call to questions.

Operator

Thank you. At this time we’ll be conducting a question and answer session. [Operator instructions]. Thank you. Our first question comes from the line of Mark Delott with Delott & Associates International. Please proceed with your question.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter 2018 Business Update Call April 2, 2019

Q: Good morning, John. How are you?

John Villano - Chairman, Co-CEO, CFO and Secretary

Good morning, Mark. How are you?

Q: I just have a couple quick questions. If Connecticut starts slowing down where you’re not getting enough interest in the loans, can you expand outside of Connecticut into say New York, Massachusetts? I know you have a few loans there, but what’s your intentions outside of Connecticut, especially if things slowed down like you—where you’d have to look outside that arena?

John Villano - Chairman, Co-CEO, CFO and Secretary

That’s a great question. I’ll try to take this in two parts. So first, we are looking to expand operations away from our Connecticut borders and you are correct in saying we do have loans in Rhode Island. We do have loans in western Mass. We do have loans in Westchester County. We do not lend in New York City. We do not lend in Boston. Those markets are a little too hot for us.

To expand away from our Connecticut borders, it becomes a capital question for us. So currently right now, Mark, we’re within an hour’s drive of the office. So if you just, from Branford on the shore line where if you made a semicircle around every one of our properties is within an hour drive. So we have the ability to review all our assets.

We have the ability, we have inquiries where small companies want us to expand beyond our borders and the need the need for us to do that is I’ve got to lock up some good efficient capital to be serious when we move into an area. And what we’re trying to do here is we don’t want to do this the Wall Street way. Wall Street is going out, they’re buying paper from brokers and consolidators. That’s not our game.

We want to buy the boots on the ground. We want to have interaction with the borrowers. We want to have a feel for the area that we’re lending in, and most importantly when we acquire this smaller lender just like us, I want him to have a financial interest in not only his business, but ultimately in the assets of Sachem as a future Sachem shareholder.

And that’s the only way we’re going to be able to build this thing safely. There’s a lot of opportunity to move, but it’s got to be done safely. We have to have the right individual and he has to have enough assets in the game to make this safe and conservative for our investors.

Q: Perfect. I’m glad to hear that. And with regards to the ATM, it appears that it’s close to a wash when you sell the stock and you have to pay dividends on it for what you get in income off of it. Do you have any comment on the ATM being neutral or slightly positive accreditive to the company?

John Villano - Chairman, Co-CEO, CFO and Secretary

Let me delve in a little bit, some of this will come from our K. Currently today we have $31.5 million on our Webster credit facility. Our maximum line is $35 million. We look at that as being fully funded. We have a significant backlog of loans in the office. We have a significant commitment for future construction draws.

So even though I have availability on our line in the office here we consider ourselves fully funded and we’re using the ATM to just provide some liquidity. It’s really not meant to finance the dividend. It’s really to give us the ability to invest in an opportunity that may show up on a moment’s notice. And in fact, we’ve used it to make loans in the first quarter of 2019.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter 2018 Business Update Call April 2, 2019

Q: Great. That’s sort of what I thought and I really appreciate all the work you guys are doing and as I think a significant shareholder I plan to be one for a long time. Thanks again for your input.

John Villano - Chairman, Co-CEO, CFO and Secretary

Thanks, Mark. Great questions.

Operator

Thank you. Our next question comes from the line Jim Altschul with Aviation Advisory Service. Please proceed with your question.

Q: Good morning. Two questions if I may please. First of all, can you explain the transaction in which you assigned a loan to a shareholder and there’s now a liability due to shareholder and who that shareholder was?

John Villano - Chairman, Co-CEO, CFO and Secretary

Okay. I can’t tell you who the shareholder was, but I can be specific on the transaction.

Q: Okay.

John Villano - Chairman, Co-CEO, CFO and Secretary

Okay. So what we do—and the shareholder is not executive management, I can tell you that.

Q: Okay.

John Villano - Chairman, Co-CEO, CFO and Secretary

It’s not us, it’s not a related party. Sachem was formed from a pool of 175 individuals and partners at the time. There are times in our operations where our credit facility is not as robust and expandable as we would like. I may have talked to some of you, you’ve heard that we don’t like to sell our notes. We love our paper. We want to keep our paper, it earns 14.5% all in the year annual.

When we get tight and we need money to fund opportunities, I get on the phone and I have one or two individuals that will step up and buy existing Sachem paper and the $1.2 million that’s reflected on our balance sheet is a note that was purchased and we have not provided the assignment of that note to the purchaser. And so therefore the loan was on our books and we’ve recorded the corresponding liability to him.

And let me be clear, in our history I don’t think we’ve sold five or six notes. These are strictly working capital transactions. The investor in the note currently gets a 9% yield; Sachem manages to receive the difference. So you heard me say 14.5%, the net difference still accrues to Sachem. In this case we monitor the borrower and we service the loan for this individual.

Q: Okay.

John Villano - Chairman, Co-CEO, CFO and Secretary

Does that help?

Q: That is a very thorough answer and I thank you for it. The next question, and this is in fact quite frankly more of a statement than a question, but I’ll make a statement. If you have not already done so, and I don’t see a reference to it, I would encourage the company to arrange key man life insurance policies for you and your brother because you’re not a huge company and it appears that the company is heavily dependent on you two, which is not a bad thing, but that adds an element of risk.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter 2018 Business Update Call April 2, 2019

I can speak from personal experience. I run a small real estate venture and considerably smaller than your operation and our investors asked me to get a key man life insurance policy. So it’s something I’d like you to consider.

John Villano - Chairman, Co-CEO, CFO and Secretary

I will take that under advisement. Our auditors have also raised the same question. And right now the exact question is in front of our board. So as part of an auditor request we are considering it.

Q: Great. Thank you very much. That’s all I have.

John Villano - Chairman, Co-CEO, CFO and Secretary

Okay, Jim. Thank you.

Operator

Thank you. [Operator instructions]. Our next question comes from line of Ethan Brown with Cox Capital Management. Please proceed with your question.

Q: Hi, John. Good morning.

John Villano - Chairman, Co-CEO, CFO and Secretary

Hi, Ethan. How are you?

Q: Pretty good. Thanks. So it looks like over the past several quarters the real estate owned has gradually risen on the balance sheet and that trend reversed this past quarter. So I was wondering your thoughts on where you think that’s going to go over the coming year, if you think that trend will continue or if we should continue to see some lumpiness there.

John Villano - Chairman, Co-CEO, CFO and Secretary

Obviously REO is something we spend an awful lot of time on. The biggest issue in Connecticut is first getting the asset back. Connecticut is very friendly to borrowers and we recently sold four units in December and these properties were on our IPO filing in 2017.

So, it takes time. They hang around, sometimes they come back in not as good shape as when we lent the money. But in most cases, Ethan, we don’t know what’s coming next. We monitor our borrowers daily. Our office is in contact with them all the time. Our software provides triggers and we act on the triggers to get in contact with the borrowers.

The idea here is, Ethan, if we’re lending properly, if we’re doing our job and we’re diligent on our loan to value calculations they can come back. They’re going to sit here for a little bit or they’re going to be sold and Sachem will get their capital back. And really since inception, I think if we’ve lost any money it’s like a fraction of 1%, like a tiny fraction of 1% based on about $165 million in loans.

Q: Okay.

John Villano - Chairman, Co-CEO, CFO and Secretary

Okay. So they come back if we’re good managers and if we do our job, it’s just still small bump in the road like you said and we should get our capital right back.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter 2018 Business Update Call April 2, 2019

Q: Right. I see. Okay, that’s helpful. And then my second question, I just was hoping you could provide a little bit more color when you say you’re exploring some alternative options for financing. Can you give any more detail there at what you’re looking at? Is it going to continue to be equity or debt or how do you think about that?

John Villano - Chairman, Co-CEO, CFO and Secretary

Okay. So in a perfect world, our company, we love debt. It does wonderful things. It gives us a little bit of a bottom line boost and in a perfect world I’m going to select debt over equity every day, and sadly the offers for liquidity have been from the Wall Street guys. They would come in here and they want to buy our portfolio. They want to buy our paper and as a large shareholder I have no interest in selling them our paper. We would destroy our business model. So that’s one level of liquidity that we don’t like.

We’ve had offers for bank debt. It has to be what we call efficient. We’ve had an offer for a significant line, but we had to leave $10 million of the portfolio, 10% of the portfolio balance in cash at their bank. It’s just crazy.

So we want to pick the needle out of the haystack and I’ll sit here and make a great dividend, but our goal is to build our business. We just don’t want to grab money and believe me, people are offering, and we’re being very diligent. We’re not going to make a mistake and it just has to be a right fit for us.

So to answer your question, debt is number one. We’re not selling loans. We’re not going to do that. The equity that we’re doing now it’s really liquidity and working capital and we’re putting some collars on the ATM where there’s not just orders to sell, we’re not doing that. We’re trying to manage it and we’re doing that because we’re shareholders as well and we realize that every share we sell is another dividend we have to pay. So, we have to have good use for it.

For right now equity is way on the back burner except for our ATM. Do I know when the next equity offering will be? I’m not so sure. If the ATM works well we’ll continue. A lot depends on the market as well.

Q: Got it. Okay. Well, thank you.

John Villano - Chairman, Co-CEO, CFO and Secretary

Okay.

Operator

Thank you. Ladies and gentlemen, that concludes our question and answer session. I’ll turn the floor back to Mr. Villano for any final comment.

John Villano - Chairman, Co-CEO, CFO and Secretary

Everybody, thank you very much for joining. We appreciate your interest and your investment in Sachem Capital Corp. Once again, thank you, and stay with us. The best is yet to come.

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